EX-99.77Q3

NOMINATING COMMITTEE CHARTER

The Board of Directors (the "Board") of Foxby Corp. (the "Fund") has adopted this Charter to govern the activities of the Nominating Committee (the "Committee") of its Board.

Statement of Purposes and Responsibilities

The primary purposes and responsibilities of the Committee are (i) to identify individuals qualified to become members of the Board in the event that a position is vacated or created, (ii) to consider all candidates proposed to become members of the Board, subject to the procedures and policies set forth in this Charter, the Fund's Bylaws or resolutions of the Board, (iii) to select and nominate, or recommend for nomination by the Board, candidates for election as Directors and (iv) to set any necessary standards or qualifications for service on the Board.

Organization and Governance

The Committee shall be composed of as many Directors as the Board shall determine in accordance with the Fund's Bylaws. The Committee may only be comprised of Continuing Directors as defined in the Fund's Bylaws and, to the extent required by the Investment Company Act of 1940, as amended (the "1940 Act"), those who are not "interested persons" of the Fund ("Independent Directors"), as defined in Section 2(a)(19) of the 1940 Act. The Board may remove or replace any member of the Committee at any time in its sole discretion.

The Committee will not have regularly scheduled meetings. Committee meetings shall be held in accordance with the Fund's Bylaws as and when the Board determines necessary or appropriate. Except as may be otherwise set forth in the Fund's Bylaws, any two members of the Committee may set the time and place of its meeting unless the Board shall otherwise provide.

Criteria for Director Nominees

The Committee may take into account a wide variety of criteria in considering Director candidates, including (but not limited to): (i) the candidate's knowledge in matters relating to the investment company industry; (ii) any experience possessed by the candidate as a director or senior officer of other public companies; (iii) the candidate's educational background; (iv) the candidate's reputation for high ethical standards and personal and professional integrity; (v) any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement the Board's existing mix of skills and qualifications; (vi) the candidate's perceived ability to contribute to the ongoing functions of the Board, including the candidate's ability and commitment to attend meetings regularly, work collaboratively with other members of the Board and carry out his or her duties in the best interests of the Fund; (vii) the candidate's ability to qualify as an Independent Director for purposes of the 1940 Act; and (viii) such other criteria as the Nominating Committee determines to be relevant in light of the existing composition of the Board and any anticipated vacancies or other factors. It is the Board's policy that Directors of the Fund normally may not serve in a similar capacity on the board of a registered investment company that is not sponsored or managed by the Fund's investment adviser or its affiliates.

Pursuant to the Fund's Bylaws:

(a) To qualify as a nominee for a Directorship, an individual, at the time of nomination, (i)(A) shall be a resident United States citizen and have substantial expertise, experience or relationships relevant to the business of the Fund, (B) shall have a master's degree in economics, finance, business administration or accounting, a graduate professional degree in law from an accredited university or college in the United States or the equivalent degree from an equivalent institution of higher learning in another country, or a certification as a public accountant in the United States, or be deemed an "audit committee financial expert" as such term is defined in Item 401 of Regulation S-K (or any successor provision) promulgated by the Securities and Exchange Commission; (C) shall not serve as a director or officer of another closed-end investment company unless such company is managed by the Fund's investment manager or investment adviser or by an affiliate of either; and (D) shall not serve or have served within the past 3 years as a director of any closed-end investment company which, while such individual was serving as a director or within one year after the end of such service, ceased to be a closed-end investment company registered under the 1940 Act, unless such individual was initially nominated for election as a director by the board of directors of such closed-end investment company, or (ii) shall be a current Director of the Fund.

(b) In addition, to qualify as a nominee for a directorship or election as a Director, (i) an incumbent nominee shall not have violated any provision of the Conflicts of Interest and Corporate Opportunities Policy (the "Policy"), adopted by the Board on July 8, 2003, as subsequently amended or modified, and (ii) an individual who is not an incumbent Director shall not have a relationship, hold any position or office or otherwise engage in, or have engaged in, any activity that would result in a violation of the Policy if the individual were elected as a Director.

(c) The Nominating Committee of the Board of Directors, in its sole discretion, shall determine whether an individual satisfies the foregoing qualifications.  Any individual who does not satisfy the qualifications set forth herein, unless waived by the Committee, shall not be eligible for nomination or election as a Director and the selection and nomination, or recommendation for nomination by the Board, of candidates for election by the Committee shall be deemed to be its determination such qualifications are satisfied or waived for such candidate.

(d) In addition, no person shall be qualified to be a Director unless the Nominating Committee, in consultation with counsel to the Fund, has determined that such person, if elected as a Director, would not cause the Fund to be in violation of, or not in compliance with, applicable law, regulation or regulatory interpretation, or the Fund's Charter, or any general policy adopted by the Board of Directors regarding either retirement age or the percentage of Interested Persons and non-Interested Persons to comprise the Fund's Board of Directors.

Identification of Nominees

In identifying potential nominees for the Board, the Committee may consider candidates recommended by one or more of the following sources: (i) the Fund's current Directors, (ii) the Fund's officers, (iii) the Fund's investment adviser(s), (iv) the Fund's stockholders (see below), and (v) any other source the Committee deems to be appropriate. The Committee will not consider self-nominated candidates. The Committee may, but is not required to, retain a third party search firm at the Fund's expense to identify potential candidates.

Consideration of Candidates Recommended by Stockholders

The Committee will consider and evaluate nominee candidates properly submitted by stockholders on the basis of the same criteria used to consider and evaluate candidates recommended by other sources. Nominee candidates proposed by stockholders will be properly submitted for consideration by the Committee only if the qualifications and procedures set forth in Appendix A of this Charter, as it may be amended from time to time by the Committee or the Board, are met and followed (recommendations not properly submitted will not be considered by the Committee).

APPENDIX A

Procedures for the Nominating Committee's Consideration of Candidates Submitted by Stockholders

A candidate for nomination as a Director submitted by a stockholder will not be deemed to be properly submitted to the Committee for the Committee's consideration unless the following qualifications have been met and procedures followed:

1. A stockholder or group of stockholders (referred to in either case as a "Nominating Stockholder") that, individually or as a group, has beneficially owned at least 5% of the Fund's common stock for at least two years prior to the date the Nominating Stockholder submits a candidate for nomination as a Director may submit one candidate to the Committee for consideration at an annual meeting of stockholders.

2. The Nominating Stockholder must submit any such recommendation (a "Stockholder Recommendation") in writing to the Fund, to the attention of the Secretary, at the address of the principal executive offices of the Fund.

3. The Stockholder Recommendation must be delivered to or mailed and received at the principal executive offices of the Fund not less than 90 days nor more than 120 calendar days before the first anniversary date of the Fund's proxy statement released to stockholders in connection with the most recent stockholders meeting at which Directors were considered for election.

4. The Stockholder Recommendation must include: (i) a statement in writing setting forth (A) the name, date of birth, business address and residence address of the person recommended by the Nominating Stockholder (the "candidate"); (B) any position or business relationship of the candidate, currently or within the preceding five years, with the Nominating Stockholder or an Associated Person of the Nominating Stockholder (as defined below); (C) the class or series and number of all shares of the Fund owned of record or beneficially by the candidate, as reported to such Nominating Stockholder by the candidate; (D) any other information regarding the candidate that is required to be disclosed about a nominee in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election of Directors pursuant to Section 20 of the 1940 "Act" and the rules and regulations promulgated thereunder; (E) whether the Nominating Stockholder believes that the candidate is or will be an "interested person" of the Fund (as defined in the 1940 Act) and, if believed not to be an "interested person," information regarding the candidate that will be sufficient for the Fund to make such determination; and (F) information as to the candidate's knowledge of the investment company industry, experience as a director or senior officer of public companies, directorships on the boards of other registered investment companies and educational background; (ii) the written and signed consent of the candidate to be named as a nominee and to serve as a Director if elected; (iii) the written and signed agreement of the candidate to complete a directors' and officers' questionnaire if elected; (iv) the Nominating Stockholder's consent to be named as such by the Fund; (v) the class or series and number of all shares of the Fund owned beneficially and of record by the Nominating Stockholder and any Associated Person of the Nominating Stockholder and the dates on which such shares were acquired, specifying the number of shares owned beneficially but not of record by each, and stating the names of each as they appear on the Fund's record books and the names of any nominee holders for each; and (vi) a description of all arrangements or understandings between the Nominating Stockholder, the candidate and/or any other person or persons (including their names) pursuant to which the recommendation is being made by the Nominating Stockholder. "Associated Person of the Nominating Stockholder" as used in this paragraph 4 means any person required to be identified pursuant to clause (vi) and any other person controlling, controlled by or under common control with, directly or indirectly, (a) the Nominating Stockholder or (b) any person required to be identified pursuant to clause (vi).

5. The Committee may require the Nominating Stockholder to furnish such other information as it may reasonably require or deem necessary to verify any information furnished pursuant to paragraph 4 above or to determine the qualifications and eligibility of the candidate proposed by the Nominating Stockholder to serve on the Board. If the Nominating Stockholder fails to provide such other information in writing within seven days of receipt of written request from the Committee, the recommendation of such candidate as a nominee will be deemed not properly submitted for consideration, and will not be considered, by the Committee.